UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 14, 2012

FORESTAR GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33662	26-1336998
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

6300 Bee Cave Road, Building Two, Suite 500

Austin, Texas  78746-5149

(Address of Principal Executive Offices including Zip Code)

(512) 433-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K with respect to the Credit Agreement (as defined herein) is hereby incorporated into this Item 1.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On September 14, 2012, Forestar Group Inc. (the “Company”) entered into a Second Amended and Restated Revolving and Term Credit Agreement among the Company; Forestar (USA) Real Estate Group Inc. (“Borrower”), and certain of its wholly-owned subsidiaries signatory thereto; KeyBank National Association, as lender, swing line lender and agent; the lenders party thereto; and the other parties thereto (the “Credit Agreement”) in order to consolidate previous amendments and to effect the principal amendments described below.

The principal amendments to the Credit Agreement are to:

•                  increase the term loan commitment from $130 million to $200 million, subject to the ability to further increase the $400 million aggregate facility by up to $100 million by securing additional commitments;

•                  extend the maturity date of the revolving loan from August 6, 2014 to September 14, 2015 (with a one-year extension option) and of the term loan from August 6, 2015 to September 14, 2017;

•                  reduce the interest rate spread over LIBOR from 4.5% to 4.0%, and eliminate the LIBOR rate floor of 2%;

•                  increase the minimum interest coverage ratio from 1.05x to 1.50x;

•                  reduce the unused fee rate from 0.45% per annum to 0.25% - 0.35% per annum based on usage; and

•                  eliminate the minimum value to commitment ratio covenant and replace it with a reduction to the borrowing base to the extent the ratio of the value of assets in the borrowing base to the aggregate commitments under the facility is less than 1.50x.

Prepayment is permitted at any time subject to payment of a prepayment fee of 1% during the initial six months after the closing date.

Up to $70 million of the term loan facility may be borrowed after the closing date which amount the Company expects to borrow in full in connection with its planned acquisition (the “Credo Acquisition”) of Credo Petroleum Corporation (“Credo”).

All borrowings under the credit facility are secured by (a) mortgages on the Timberland, High Value Timberland and Raw Entitled Land (as defined in the Credit Agreement), as well as pledges of other rights, (b) assignments of current and future leases, rents and contracts, (c) a security interest in Borrower’s primary operating account, (d) a pledge of the equity interests in current and future material operating subsidiaries and majority-owned joint venture interests, or if such pledge is not permitted, a pledge of the right to distributions from such entities, and (e) a pledge of reimbursements, hotel occupancy and other revenues payable to Borrower from special improvement district tax collections in connection with our Cibolo Canyons project. Borrower and its subsidiaries are also subject to a negative pledge (without the requirement for a mortgage) on other assets. The credit facility provides for releases of real estate provided that borrowing base compliance is maintained.

Upon consummation of the Credo Acquisition, Credo and its subsidiaries are required to become guarantors under the Credit Agreement and pledge certain of their assets, including interests in oil and gas wells.

Some of the lenders under the credit facility and their affiliates have or may have had customary banking relationships with the Company based on the provision of a variety of financial services, including cash management, investment banking, and equipment financing and leasing services, none of which are material individually or in the aggregate with respect to any individual party.

The foregoing summary of the Credit Agreement amendment does not purport to be complete and is qualified in its entirety by reference to the text of the Credit Agreement amendment filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description of Exhibit

10.1

Second Amended and Restated Revolving and Term Credit Agreement dated September 14, 2012, by and among the Company; Forestar (USA) Real Estate Group Inc. and certain of its wholly-owned subsidiaries signatory thereto; KeyBank National Association, as lender, swing line lender and agent; the lenders party thereto; and the other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR GROUP INC.

Dated: September 17, 2012	By:	/s/ Christopher L. Nines
	Name:	Christopher L. Nines
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1

Second Amended and Restated Revolving and Term Credit Agreement dated September 14, 2012, by and among the Company; Forestar (USA) Real Estate Group Inc. and certain of its wholly-owned subsidiaries signatory thereto; KeyBank National Association, as lender, swing line lender and agent; the lenders party thereto; and the other parties thereto.